EXHIBIT 99

Release Date:                                   Further Information:

IMMEDIATE RELEASE                               David J. Bursic
March 22, 2001                                  President and
                                                Chief Executive Officer
                                                      -or-
                                                Pamela M. Tracy
                                                Investor Relations
                                                Phone: (412) 364-1913


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 200,000 SHARES OF COMMON STOCK

     PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized the repurchase of up to 200,000 shares, or approximately 7.24%, of the Company's outstanding common stock.

     David J. Bursic, President and Chief Executive Officer of the Company, stated: "I am pleased to announce that WVS Financial Corp. will continue and expand our stock repurchases under the Fifth Stock Repurchase Program. We believe that WVS Financial Corp.'s shares are a good value in today's marketplace and the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and its shareholders. The Company's Fifth Stock Repurchase confirms our continuing commitment to enhance shareholder value."

     Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next twelve months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.


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